Exhibit 99.2

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Operator:	Good morning. My name is Aldis(?) and I’ll be your conference operator today. At this time I would like to welcome everyone to the Savient Pharmaceuticals Second Quarter 2006 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press star then the number two on your telephone keypad. Thank you. Mr. Domeischel, you may begin your conference.

Speaker:	Thank you operator. Welcome everyone to our Second Quarter Earnings Conference Call. Joining us this morning on the call are Chris Clement, our President and Chief Executive Officer, Brian Hayden, Senior Vice President, Chief Financial Officer and Treasurer, Dr. Zeb Horowitz, our Chief Medical Officer, Phil Yachmetz, Executive Vice President and Chief Business Officer; Paul Hamelin, Senior Vice President Commercial Operations, and David Gianco(?), Vice President of Finance and our Controller.

I would now like to provide the requisite Safe Harbor Statement. Our prepared statements and the Q&A discussion that follow contain forward-looking statements based on assumptions and expectations, reflecting information currently available to management. In particular, statements regarding the clinical development of Puricase, PEG-uricase and the timing and size of the stock repurchase plan are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those made in such statements. Such risks, uncertainties, and factors include those detailed in our filings with the Securities and Exchange Commission, which you are encouraged to review in order to better understand factors that can influence actual results. We do not assume any obligations to update any forward-looking statements. I would now like to introduce Christopher Clement, President and Chief Executive Officer of Savient Pharmaceuticals.

Christopher:	Good morning, everyone, and welcome to Savient’s Second Quarter 2006 Earnings Conference Call. This has been a very exciting quarter due to a number of significant events across all key areas of the company. In particular, we were very pleased with the approval by the FDA in May of our special protocol assessment for Puricase, our lead drug for treatment failure gout and the initiation of Phase III clinical trials in June.

Our operating results improved this quarter and we have made critical appointments in both our finance and commercial areas. Our achievements have strengthened the specialty pharmaceutical focus of our company as well, and will provide a strong foundation for the future.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Before I get to the quarterly results, let me comment on the sale of Rosemont, our oral liquid pharmaceutical business, to an investment vehicle of Close Brothers Private Equity of London, England, which was announced on August 4th. We communicated back in February when we engaged Citigroup to explore strategic options for Rosemont. The intent has always been to separate the two businesses. After a careful and thorough evaluation of the options, we determined a sale of the entire business was in the best interest of the company and shareholders. By separating these businesses, Savient completed the strategic goal of increasing our focus on specialty pharmaceuticals.

We are pleased with the selling price of $176 million for which net proceeds after expenses and taxes will be approximately $140 million. This sale price represents a multiple of 12.2 times on 2005 EBITDA and 11.3 times projected 2006 EBITDA. This compares favorably with other precedent transactions in Europe of companies of similar size and nature in the range of 11.4 times trailing 12 month EBITDA.

The sale provides Savient with the financial capabilities to fully invest in Puricase, our Phase III drug for treatment failure gout, over the next several years. Our Phase III clinical program is targeted at treatment failure patients which defines the orphan population. If you recall, our Phase II results were very encouraging from a clinical outcomes perspective and we plan to further evaluate and study Puricase to eventually expand beyond the orphan population. I’ll speak more about Puricase later.

The sale of Rosemont also allows us to follow through on our commitment to repurchase company stock using the proceeds of the sale. As previously indicated, the company intends to use a significant portion of the net sales proceeds in a share buyback, which underscores the high degree of confidence we have in the future of Puricase and in the company. Our relationship with Rosemont over the past four years has been extremely positive and productive and all of us at Savient wish our Rosemont colleagues continued success.

Let me turn now specifically to our results for the second quarter of 2006. The second quarter saw improved operating results with total revenues for the quarter ended June 30, 2006 of $24 million compared to $22.6 million for the second quarter of 2005, an increase of $1.4 million or six percent, due primarily to product sales of Oxandrin in the US, the company’s product is used in the treatment of inducing weight gain following involuntary weight loss related to disease or medical condition, and Rosemont products in the UK.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

The sales of Oxandrin were $13.8 million for the second quarter of 2006, compared with $11.4 million for the second quarter of 2005, an increase of $2.4 million or 21 percent. This increase was attributable largely to a reduction in the reserve for Medicaid rebates and a price increase effective in the first quarter of 2006. Most encouraging, however, is that Oxandrin prescriptions have improved in the second quarter versus the first quarter of this year with a more targeted sales and marketing approach starting to show positive results.

Sales of oral liquid pharmaceuticals in the UK were $10.1 million for the second quarter of 2006 compared with $9.3 million for the second quarter of 2005, an increase of $800,000, $0.8 million, or nine percent. This increase was primarily from growth across all market sectors offset partially by exchange rate fluctuation.

The higher sales of Oxandrin and oral liquid pharmaceutical products were partially offset by a reduction of $1.1 million in sales of Delatestryl in the second quarter of 2006 compared with the same period of 2005. Since January, 2006, the company no longer sells Delatestryl.

Cost of sales for the second quarter of 2006 were $5 million as compared with $3.1 million for the second quarter of 2005, an increase of $1.9 million due primarily to higher sales volume and increased production costs related to the manufacture of oral liquid pharmaceutical products. Research and development expenses for the second quarter of 2006 were $4.8 million as compared with $5.4 million for the second quarter of 2005, a decrease of $0.6 million or 12 percent. This decrease was primarily attributable to the termination of development activities for Prosaptide, a reduction in manufacturing process development expenses from Puricase, and a reduction in clinical supplies costs for Puricase.

Selling and marketing expenses for the second quarter of 2006 were $3.8 million, as compared with $6.4 million for the second quarter of 2005, a decrease of $2.6 million or 41 percent. This decrease was primarily attributable to a strategic change to target only high prescribers of Oxandrin, resulting in the elimination of a contract sales force with corresponding lower sales and marketing expenses. This streamlined Oxandrin sales force of 17 representatives being much more focused allows for an efficient use of selling and marketing resources.

General and administrative expenses for the second quarter of 2006 were $7.5 million, as compared with $5.6 million for the second quarter of 2005, an increase of $1.9 million or 33 percent. General and administrative expenses were higher in the second quarter of 2006 versus the second quarter of 2005 primarily due to outsourced finance and SOX-related expenses, professional fees related to evaluation of strategic developments for Rosemont, and compensation expense related to stock options as part of the adoption of Statement of Financial Accounting Standards number 123R, Share-Based Payment. However, the hiring of a permanent CFO and other key finance and SOX personnel during the quarter should significantly reduce the ongoing use of these services going forward. In fact, during the second quarter we were already able to reduce our use of certain outsourced financial services, resulting in lower G&A costs for the second quarter as compared to the first quarter of this year.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Net income for the second quarter of 2006 was $3.2 million or five cents per basic and diluted share compared with a net loss of $0.4 million or one cent per basic and diluted share for the second quarter of 2005. In addition to the operating income of $1.9 million, income from investments increased net income by an additional $1.5 million due to investment gains and interest on higher cash balances.

The company ended the second quarter of 2006 with $89.5 million in cash and investments, an increase of $14.1 million from the 2005 year end balance.

Let me now turn to the status of Puricase. As you know, we received FDA approval for our special protocol assessment in May and in June we initiated patient dosing. Our Phase III trial is well underway and continues to do well. In June, we also presented four abstracts at the prestigious European League Against Rheumatism 2006 Annual Congress in Amsterdam, Netherlands, of which two detailed Phase II clinical trial results of Puricase. We received a high degree of interest from attending rheumatologists as well as attending pharmaceutical and biotechnology companies when we presented our data at the poster session. We also received significant medical and business press coverage of the Puricase data, signaling high interest for this potential therapy for treatment failure gout.

Our Phase III program, as outlined by Dr. Horowitz at our last conference call, is designed to achieve approval in gout treatment failure patients, which is the designated orphan population. If you recall, this Phase III program is actually two replicate studies that we have named Gout Outcomes and Uric Acid Treatment or Gout I and Gout II, comprising a total of 200 patients. These trials are designed to compare the safety and efficacy of Puricase, administered by a two hour intravenous infusion every two weeks or every four weeks over a six month period versus a placebo.

We are very excited at the prospects of successfully treating the treatment failure gout population, for which no effective therapy exists today. As mentioned earlier, our Phase II results were very encouraging from anecdotal reports of clinical outcomes with evidence of resolution of tophi and reduced gout flares. On the basis of this data, we have enhanced our Phase III program to collect secondary endpoints to specifically evaluate tophi and gout flare reduction in the symptomatic gout population, regardless of the patient’s histories relative to control of uric acid. If successful, such studies could allow us, after additional studies, to eventually expand the labeling and the overall market potential for Puricase after an approval within the orphan population. Furthermore, there are other uric acid-related conditions that we plan to evaluate, such as organ transplants and Tumor Lysis Syndrome, for which there are few therapeutic options today and which may represent additional market-expanding opportunities for this unique drug.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Keep in mind that today the term “treatment failure” refers only to the failure to have normalized uric acid with conventional therapy. If our current program is successful, we hope to be able to change the paradigm of gout therapy so that in future studies and in future labeling the term “treatment failure” could refer to patients who have persistent signs and symptoms of gout, irrespective of the uric acid level achieved with other uric acid lowering approaches. But while our initial focus is to ensure the success of our Phase III program and expand it to clinical programs rolled out over the next few years will allow us to fully capitalize on the treatable gout population.

Since we are entering an area of medicine that has been dormant for over 40 years, there’s a lot of market research and commercial analysis to be undertaken to understand this underserved disease and the enormous quality of life issues that impact the gout patient population. Important epidemiologic, pharmicogenomics, and quality of life studies will also assist us in understanding critical areas of pricing and reimbursement in the global markets where we will launch Puricase. Additionally, better understanding of this market will assist our efforts in determining resource and infrastructure needs for a US launch.

Additional use of resources over the next few years will be dedicated to ensuring consistent and adequate product supplies for multiple markets and to ensure a robust BLA filing. Therefore, the company is also looking to establish a secondary manufacturing contractor for the drug product and has started the process of identifying the appropriate partners which will lead to an eventual transfer of the manufacturing technology. At the same time, activities also continue at BPG on scale-up work and other necessary studies and actions to support the BLA filings and commercial supplies. We’re looking to forge a partnership or partnering alliance for the clinical development and commercialization of Puricase outside of North America. We are not rushing into this process like many other specialty or biotech companies might because we have the cash resources and management team to move us to a US and EU filing of Puricase. We also want to ensure we get a high quality partner to help us unlock the maximum long-term value for our shareholders.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

As you can see, the Puricase program is very comprehensive, with a multitude of initiatives that only starts with our current Phase III trials and will grow to include Phase IIIb and Phase IV studies designed to expand the label in proportion to the benefit the drug potentially may provide. The company is focused and organized around completing those key initiatives and we intend to invest a considerable part of our resources for the full development of this unique drug that has the potential to significantly change the way this orphan population is treated.

From a timing perspective, our goal is to complete our Phase III program in 2007 and file our BLA by the end of 2007. We would anticipate an FDA action date by late 2008, allowing for commercial launch in early 2009.

As the company continues to sharpen its focus on specialty pharmaceuticals, I am pleased to announce two additions to the senior management team who have the background and expertise to help move this company to the next level. First, I’d like to introduce Brian Hayden, who was appointed a Senior Vice President, Chief Financial Officer, and Treasurer in July. Brian was most recently Vice President of Finance and Chief Financial Officer of Bone Care International, Inc. and has over 30 years of industry experience in both large and small pharmaceutical organizations. Brian’s extensive experience in the industry, including financial management, planning and budgeting, SEC reporting, investor relations, Sarbanes-Oxley compliance at both small and large pharmaceutical and biotechnology companies will be of significant value to Savient.

I would also like to introduce Paul Hamelin, who was appointed Senior Vice President, Commercial Operations in May. Before it’s recent sale, Paul was also the Managing Director of our Rosemont subsidiary in the UK. Like Brian, Paul has extensive commercial experience with both large and small pharmaceutical and biotechnology companies. Paul’s experience is critical when we begin to turn our attention to the commercial planning and support for Puricase, as well as the ongoing leadership for Oxandrin.

I’m also pleased to report that at the Annual Meeting of Shareholders, Stockholders, Steven Jaeger, a Director since 2003, was elected non-Executive Chairperson of the Board of Directors. At this meeting, three new board members were also elected. They are Alan Heller, who is an investment advisor to Water Street Capital, a private equity firm, Skip Klein, Managing Director of Gauss Capital Advisors, a financial consulting and investment advisory firm focused on biopharmaceuticals, and Dr. Lee Simon, a member of the staff of Beth Israel Deaconess Medical Center. Dr. Simon has also been a member of our Science Advisory Board for Puricase since 2004.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

I know that there are a lot of questions regarding our previously communicated commitment of the share buyback. So let me state where we are. With the sale of Rosemont completed, the company is diligently evaluating the options available to execute on the stock buyback program, including the level of net proceeds from the divestiture to be directed to this initiative. For obvious reasons, until we have completed our evaluation and analysis and have a definitive statement on this matter, we will not be in a position to comment further.

So in summary, the company continues to make considerable progress with improved operating results in the second quarter and the initiation of our Phase III trials for Puricase. We are focused on delivering Puricase to the market, and while there is much to do, we have the resources, expertise, and competence to bring this to reality. I’d now like to turn the call over to the Operator to open the lines for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star and the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Stephen Dunn, with Dawson and James.

Q:	Good morning. Thanks for taking my call.

Answer:	Good morning, Stephen.

Q:	And welcome aboard to Brian, as well. I guess my question is on the reduction in the rebate reserve in Florida, you term that a reduction rather than an elimination. Is there more to come?

Answer:	No, we adjust our reserve based upon utilization of that program. And since January of this year, we’re on a lower status of that formulary so as a result, we took a – there’s a lower reserve then in place for those rebates.

Q:	Do you expect that reserve stock to remain unused? Or is – I guess what I’m looking for was this a one-time thing, or will we see another hit add to sales?

Answer:	Well, it’s an adjustment based upon utilization and as sales and things go forward, we’ll monitor what happens in Florida with the agency and in the future, if we have to make additional adjustments, we will.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Q:	Okay.

Answer:	But this is based upon utilization to date.

Q:	Okay. I was wondering what guidance you could give us since Rosemont, the operations are now sold and will be coming out of your financial results. I was wondering what kind of guidance you can give us for either Q3, Q4, ’06 as a total, or what guidance you can give.

Answer:	Yeah, Steven, we’re not giving guidance. We haven’t given guidance for two years now. So I’m not prepared to address that any further.

Q:	Okay. All right, well, thank you.

Answer:	Thank you.

Operator:	Your next question comes from the line of Katherine Xu, with Pacific Growth Equity.

Q:	Hi, good morning everyone.

Answer:	Hello, Katherine.

Q:	And congratulations on a great quarter and also the successful sale of Rosemont last week.

Answer:	Thank you.

Q:	Just a quick question for Zeb. I mean do you – would you mind commenting a little bit on the enrollment to date on the Puricase study? How many size or how many patients, as much as you can give?

Answer:	Right, Katherine. All I can say is what Chris has said, that we consider the study going well in terms of sites. The sites that we had lined up are almost all participating at this point and I really don’t feel comfortable commenting further on the progress of the ongoing study.

Q:	All right.

Answer:	If I could I would just – just to correct the record, we made the comment that we’ve enhanced the Phase III program by going beyond the orphan population. We’re referring to a Phase IIIb and IV program in the future going beyond the orphan population. I just wanted to correct that for the record.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Q:	Okay, great. So with regard to Oxandrin – I’m sorry, with Rosemont, I know that you’re not giving out guidance, but can we just assume that you have booked two months of sales from Rosemont for Q3?

Answer:	Yes, that’s correct.

Q:	Okay. Great. Thank you very much.

Answer:	Katherine, thank you.

Operator:	Your next question comes from the line of Leah Hartman, with CRT Capital.

Q:	Good morning, gentlemen.

Answer:	Hey there.

Q:	Couple questions for you. Oxandrin, how many sales personnel are left promoting that compound?

Answer:	We have 17 sales representatives currently calling on the very high prescribers for Oxandrin. So as we reduce from the contract sales force we targeted them specifically to the high prescribers and we feel that we can adequately cover that physician population with the 17 reps that we currently have.

Q:	And what are you seeing as the scrip trends in Q2, I’m sorry, into Q3?

Answer:	Yeah, we’ve actually seen a positive turn from Q2 versus Q1.

Q:	Yes.

Answer:	And we continue to see pretty good demand for Oxandrin. So we expect that we will continue to see improved results for Oxandrin.

Q:	And then turning to the area that you don’t want to discuss, the share repurchase program. Is there a time in the future by which you are highly confident you would have made those decisions and will be ready to come speak with us?

Answer:	With respect to that, we obviously just completed the transaction on Friday. We’re looking and weighing the alternatives and the options at this point. This is a major decision. We’re not going to make a rush to judgment. We made a commitment to do this and we’ll follow through on it. And when we have a definitive announcement, we will make it. But until then, for obvious reasons, I have no further comment on this matter.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Q:	Okay. Will it take another board, physical board meeting?

Answer:	No comment, Leah.

Q:	Okay. All right. Thanks. I hope to see the Oxandrin trends continue and congratulations on Rosemont. Nice timing and nice pricing from our point of view.

Answer:	Thanks very much.

Operator:	Your next question comes from the line of Kevin Degeeter, with HC Wainwright.

Q:	Good morning, guys. Good morning, Chris. Good morning, Zeb.

Answer:	Hello Kevin.

Q:	And if you could for a moment, most of my questions have been answered but maybe a strategic one, if I may. You mentioned in the press release that under select circumstances where it makes sense you will consider end-licensing or perhaps other strategic transactions. It might be a good time for us to go back and get your latest thinking on what type of assets from an end-licensing or business development standpoint would be attractive, recognizing, of course, nothing’s imminent, per se, but what your most current thinking is on the type of programs you might be interested in from a business development standpoint.

Answer:	Well, we, as I’ve mentioned before, and I believe you were referring to the press release not on the earnings but on the Rosemont release.

Q:	That’s correct, yes.

Answer:	Okay. Our primary goal right now is to do everything we can and to be as focused as we can in making sure that we deliver Puricase to the market. So our activities are really focused around Puricase right now. From a business development point of view, our objective is to identify the appropriate partner. And as I said, we’re not rushing into this because we don’t need to from a cash point of view, but to find the right strategic partner for Puricase outside of the US. Beyond that, we continue to evaluate opportunities, licensing type of activities. We are looking at different kinds of things. We are not imminent towards any type of transaction. But we will continue to explore highly selective opportunities that will allow us to ultimately expand our clinical pipeline beyond Puricase. But that is something strategically that’s important to us. But from a priority point of view right now, all focus and efforts are around Puricase.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Q:	That’s fair. If I may follow up on that, given the potentially broader application of Puricase, would you still think the business development is primarily focused on the rheumatology side, or do you see opportunities given perhaps the, like I mentioned, broader footprint for Puricase, where the end-licensing universe may be a bit wider than rheumatology?

Answer:	Well, I think certainly rheumatology is a key area because Puricase will be prescribed by rheumatologists. We do like the specialty area, specialty area meaning that you’re not with the general practice or the internists where there are thousands of doctors and the resource requirements are very significant. So we are focusing and looking at specialty-related areas. Do I have specifics that I can divulge and get into at this particular point in time? No, I can’t. But I can tell you, as you know just by the fact that we’re developing Puricase that rheumatology certainly is an area of interest to us. And obviously other related kinds of areas to rheumatology, but all of them in the specialty arena.

Q:	That’s very helpful. And then one housekeeping item if I may. Where did the upfront payment for SOLTAMOX flow through or doesn’t it flow through the P&L, the $2 million that was paid, I believe, in the second quarter?

Answer:	It’s recorded as deferred revenue on the balance sheet.

Q:	Got it. So that’s – all right – amortized over what – a period of time and so it’s not in the quarter, per se.

Answer:	Yeah, it will be amortized over the term of the agreement with Cytogen. But as part of the Rosemont transaction, this revenue will be recorded as part of the gain on sale of Rosemont.

Q:	Got it. Thank you.

Answer:	Thanks, Kevin.

Operator:	Your next question comes from the line of Philip Brenneman with Candace(?) Investment Partners.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Q:	Hi, guys, good morning. With regards to G&A for the next quarter, I guess actually looking at the fourth quarter since Rosemont’s going to be included at least in part in the third quarter, can you give us an idea of how G&A looks without Rosemont and also how it looks without the SOX issues and the consultant for the CFO now that we have a full-time CFO? And welcome aboard. What can we expect on a proforma basis our G&A to look like on a quarter-over-quarter run rate basis?

Answer:	You know, Phil, I think – this is Brian speaking.

Q:	Hi Brian, welcome aboard.

Answer:	Thank you. When you look at our G&A and I think the 10Q that’s coming out will have some further breakdown, which we’ll release later today. But keep in mind that for the quarter, for the second quarter, there were about in excess of $2 million worth of expenses related to, some of which was related to SOX remediation and SOX review. Some was related to the financial accounting assistance that we had. Some was related to the transaction, the Rosemont transaction, some of which will be reversed in the third quarter because it’ll be charged off against the gain. And some of it was related to some general corporate legal expenses. So when you read the Q, you’ll see that there’s a – probably close to about $2 million represented in the quarter that are what we would refer to as one-time expenses. So use that as a basis in you forecasting where you think we might go in the future.

Q:	Was there any additional element of that that was related to your predecessor or are you lumping that in there?

Answer:	No, I think the cost associated with my predecessor was taken care of in last year.

Q:	Okay. Well, you were still being paid on an on-going basis, so…

Answer:	Are you talking about – you’re referring to the interim Chief Finance?

Q:	Correct, correct.

Answer:	Okay, yes. There would be – there’s still going to be some rollover costs in Q3 associated with that because due to transition and things of that nature, but not to the extent that we saw in Q2.

Q:	Right. And how much of that – is that included in the $2 million or excluded from that $2 million number?

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Answer:	No, that was included, the accounting.

Q:	Okay, all right.

Answer:	There was about a $600,000 increase quarter – into 2006 versus 2005 related to the work that the consultants had done for us.

Q:	And how much of that G&A – how much of G&A for last quarter is related to Rosemont?

Answer:	You’re going to see a breakout of that in the not too distant future when we file documents. In the 8K and the 10Q the Rosemont piece was about $1.2 million or so.

Q:	Okay. All right, so we should see a rather precipitous drop in G&A on a proforma basis.

Answer:	$1.2 for the six months, about $700,000 for the three months.

Q:	Okay and for R&D, how much was related to Rosemont for the quarter?

Answer:	About $700,000.

Q:	Okay.

Answer:	As I said, you’ll see the breakout in the Q when it gets filed later today. So it’ll – you’ll have – it’ll be a little bit easier for you to look at that information.

Q:	Then, Zeb, if $700,000 of R&D was related to Rosemont, what can we expect on a proforma basis looking on the R&D line?

Answer:	You know, I’d rather that you wait until we file the documents and look at the proforma statements because we’re still working on those documents now. We’re not in a position to comment on them.

Q:	Okay.

Answer:	They’ll be filed within the next day or so.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Q:	Okay, all right, that’s fine. I understand. And just one final comment to both the board and Chris is the American way, bigger is better when it comes to your stock buyback.

Answer:	Thanks, Bill.

Answer:	Thank you for your comment.

Q:	Okay, guys.

Operator:	At this time I’d like to remind everyone if you would like to ask a question please press star then the number one on your telephone keypad. Your next question comes from the line of Richard Mensari(?) with Taro(?) Partners.

Q:	Hi, good morning everyone. Two questions, one for Zeb. Zeb, can you refresh my memory as to how many patients you are looking to accrue in the Puricase trials?

Answer:	Right, Richard. We’re planning to randomize approximately 200.

Q:	And 200 for both arms?

Answer:	Total. Total.

Answer:	Total.

Answer:	Total in the two.

Answer:	Both studies.

Answer:	100 in each study.

Q:	Understood. And is it fair to say, you said that a lot of the sites are participating. I take it to mean that the response or the interest level has been fairly robust. Is that fair to say?

Answer:	Oh, yes. What I meant was there are always some sites that you start out with that you don’t complete the process and then you add and subtract sites. But it’s approximately the target that we were shooting for and there’s no disappointment there.

Q:	In terms of the protocol though, in terms of trying to recruit 200 patients, presumably that’s a rolling process, i.e., you don’t have 200 people who are qualified and identified at the beginning; it’s more of a rolling process. Is that kind of how you’re running this?

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Answer:	Absolutely. We try and pre-qualify as many as we can, I mean sites do. But yes, it’s a rolling process.

Q:	Understood. And then Chris, in terms of the sale of Rosemont, which was a good transaction, it’s encouraging that that’s been completed, is that a fait accompli, i.e., does the company have the money in the bank?

Answer:	Yes. The transaction has been completed.

Q:	So basically the company is sitting on something like $230 million in cash, give or take using the June quarter numbers, which is close to $4.00 a share, if my math is correct.

Answer:	Okay. Right.

Q:	Can I ask, in terms of this stock repurchase program that you’ve been talking about which I think is the absolute right thing to do for all shareholders, considering the valuation, considering what you’re sitting on, you’ve been contemplating this presumably since you’ve articulated back in, I think you said February that you wanted to monetize or somehow extract some value from Rosemont. Can I ask what exactly is the hold up in terms of finalizing the mechanics? Is it fair to say that you’re at least in an advanced stage in terms of deciding exactly what direction you’re going to go in?

Answer:	Richard, we just completed the transaction on Friday. We made a commitment to do this and we’ll follow through on it. And when we have a statement, a definitive statement to make on this matter, we’ll make the statement. But until then, for obvious reasons, I have no further comment.

Q:	Fair enough. Then can I just ask in terms of Oxandrin, in terms of the exclusivity if you will, in terms of the patent issues, as far as you’re aware, there has still been no generic competitor to Oxandrin, is that fair to say?

Answer:	Yes. As far as we are aware there is no generic competitor to Oxandrin at this particular point in time. We continue to support the product in the market obviously and we’ll continue to do so. We monitor market conditions but to the best of our knowledge there is no – there is nothing happening at this particular phase.

Savient Pharmaceuticals
Second Quarter 2006 Earnings Call
August 9, 2006

Q:	Very good. Well, look, like I said, very encouraging and I hope that we see a massive stock buyback via some form of a Dutch tender because I think that’s the most efficient way of affecting these kind of transactions.

Answer:	Thanks, Richard.

Operator:	At this time there are no further questions.

Speaker:	Okay, well, thank you all for participating in our Second Quarter 2006 Earnings Conference Call. And we’ll look forward to sharing additional information with you as things develop. Thanks very much. Bye-bye.

Operator:	This will close today’s conference call. You may now disconnect.

END